Exhibit 99.1

news

1 Imation Place
Oakdale, MN 55128-3414
www.imation.com

Contacts	Investors:
Matt Skluzacek
Imation Corp.
651.704.5818
mskluzacek@imation.com

News Media:
Mary Rawlings-Taylor
Imation Corp.
651.704.6796
mjrawlings-taylor@imation.com
Imation Names Mark E. Lucas President and Chief Operating Officer
     OAKDALE, MINN. (Feb. 17, 2009) — Imation Corp. (NYSE: IMN) today announced the hiring of Mark E. Lucas as president and chief operating officer, effective March 17, 2009. The Company’s Board of Directors approved Lucas’ appointment on February 16, 2009. The Board also approved the appointment of Imation Chief Executive Officer Frank P. Russomanno to the position of vice chairman.
     As Imation COO, Lucas will have responsibility to provide leadership to Imation’s global Commercial and Consumer operations, reporting to CEO and Vice Chairman Russomanno.
     “Imation continues its transformation to a brand and product management company with a broad portfolio of consumer and commercial brands and global distribution unmatched by our competitors. We’re pleased to add someone with Mark’s experience in global retail brands, multi-channel sales, planning and supply chain management to our leadership team,” said Russomanno. “As a seasoned executive with successful P&L management experience at both small companies and Fortune 500s, Mark has built value in both domestic and international markets. His experience, combined with his knowledge of Imation through his service on our Board of Directors, will enable him to immediately engage and drive value for Imation.”
     Lucas has most recently been chairman and chief executive officer of Geneva Watch Group, a privately held company that is a leading designer, manufacturer and distributor of watches, pens and clocks under both its own brand and licensed brands, from November 2005 through August 2008. Prior to that, he was president and chief executive officer of Altec Lansing Technologies from June 2001 to August 2005. Lucas has also held executive management positions at Iomega Corporation from 2000 to 2001, The Gillette Company from 1996 to 1999, and Duracell International Inc. from 1988 to 1996. He started his career at Nestle Corp. Lucas has been a member of Imation’s Board of Directors since April 2007 and resigned that position effective February 16, 2009.
     “I’m pleased to be joining Imation as COO, and am excited about the opportunities I see for the Company.” Lucas said. “The current management team has taken great steps in transforming Imation into a brand and product management company. With the acquisitions or licensing of global consumer brands like Memorex, TDK Life on Record, and XtremeMac, combined with the company’s deep commercial product portfolio, broad global footprint, and extensive IP position, Imation has developed a very solid foundation to deliver profitable growth. I look forward to working with Frank and the Imation team.”
     Lucas holds a Bachelor of Science in industrial engineering management, and a Master of Business Administration in management, both from Renssalaer Polytechnic Institute.
     About Imation Corp.
Imation is a leading global developer and marketer of branded products that enable people to capture, save and enjoy digital information. Our world-class portfolio of digital storage products, audio and video electronics and accessories reaches customers through a powerful global distribution network. Our goal is a company with strong commercial and consumer businesses and continued long-term growth and profitability that creates shareholder value. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” and the XtremeMac brand. Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at http://www.imation.com.
Imation, the Imation logo, Memorex, the Memorex logo, ‘Is it live or is it Memorex?’ and XtremeMac are trademarks of Imation Corp. and its subsidiaries. The TDK Life on Record logo is a trademark of TDK Corporation. All other trademarks are property of their respective owners.